Exhibit 10.4

AVIATION LIQUID FUEL SUPPLY AGREEMENT

ENTERED INTO BETWEEN ORGANIZACION TERPEL S.A. AND AEROVIAS DEL

CONTINENTE AMERICANO S.A., AVIANCA

Between the undersigned, ORGANIZACION TERPEL S.A., with registered offices in the city of Bogota, D.C., incorporated under the laws of Colombia by means of Public Deed No. 6038 of November 21, 2001, issued by the Sixth (6th) Notary Public of the Bogota D.C. circuit, as evidenced in the certificate of existence and legal representation issued by the Bogota Chamber of Commerce, and represented herein by SYLVIA ESCOVAR GOMEZ, of legal age, domiciled in the city of Bogota, identified with identification document No. 51.615.762 issued in Bogota, acting in her capacity as Alternate Legal Representative, as established in the certificate of existence and representation (hereinafter, “TERPEL”), on the one hand, and on the other, AEROVIAS DEL CONTINENTE AMERICANO S.A., AVIANCA, with registered offices in the city of Barranquilla, incorporated under the laws of Colombia by means of Public Deed No. 2374 of December 19, 1919, issued by the Second 2nd Notary Public of the Barranquilla Circuit, as evidenced in the certificate of existence and legal representation issued by the Barranquilla Chamber of Commerce, and represented herein by ELISA MURGAS DE MORENO, of legal age, domiciled in the city of Bogota, identified with identification document No. 41.614.534 issued in Bogota, acting in her capacity as Legal Representative, as established in the certificate of existence and representation (hereinafter, the “COMPANY” or “AVIANCA”), have agreed to enter into this Aviation Oil Derived Liquid Fuel Supply Agreement (hereinafter, the “Agreement”), in accordance with the terms and conditions stated below:

FIRST. PURPOSE. With the signing of this Agreement, TERPEL is required to supply at the process described in Annex No. 1 and during the term of the business relation, 100% of the JET A1 aviation fuel (hereinafter, the “Product” or “Products”) that the COMPANY requires for use on its aircraft in domestic and international flights from the following airports, Alfonso Bonilla Aragon of Cali, Ernesto Cortizzos of Barranquilla, Jose Maria Cordova of Rionegro, Rafael Nuñez of Cartagena, Simon Bolivar of Santa Marta, Palonegro of Bucaramanga, Camilo Daza of Cucuta, Los Garzones of Monteria, Yariguies of Barrancabermeja and Matecaña of Pereira.

The supply Agreement is carried out taking into account the total estimated consumption of the COMPANY at these airports in a volume per number of gallons, as indicated in Annex No. 1 that is an integral part of this Agreement.

In turn, with the signing of this Agreement, the COMPANY is required to purchase from TERPEL, the amounts of fuel (JET-A1) subject matter of this legal transaction, provided TERPEL has the necessary technical and operational infrastructure in place for the supply of such volumes.

FIRST PARAGRAPH: The Agreement is signed on the basis of the current estimated consumption of the COMPANY indicated in Annex No. 1. Should the COMPANY notify a considerable increase in such consumption, TERPEL is required to use its best efforts to adapt its installed capacity to the new needs of the COMPANY so that the COMPANY does not suffer any disruption in the supply of the volumes required. In the event where TERPEL states not being capable of meeting such increased consumption, it must inform the COMPANY as soon as possible and the COMPANY will freely seek other fuel suppliers for them to meet the surplus volume without any breach being generated under the terms of this Agreement.

SECOND. TERM. The Agreement will be deemed valid from its date of execution until November 30, 2012.

The Agreement will be deemed automatically extended for successive periods of one year, if TERPEL or the COMPANY do not express their intention to terminate this business relation, in the case of the first extension, by means of a brief sent with no less than thirty (30) days’ notice relative to the deadline of such term provided for in this clause. For subsequent years, with no less than thirty (30) days’ notice relative to the date of expiration of the respective annual period.

PARAGRAPH: TERPEL may perform the supply subject matter of the Agreement, using its own or third-party infrastructure, under a leasing, gratuitous loan or operational agreement, among others, as determined by TERPEL itself. In any case, TERPEL will be responsible for having the infrastructure required and it shall not be excused from complying with its obligations described in the Agreement, due to its own or third-party acts that affect or may affect the availability of the infrastructure required for carrying out the supply under the terms of this legal transaction, except in cases of duly proven acts of God or force majeure.

THIRD. PERCENTAGE OF THE TOTAL VOLUME REQUIRED BY THE COMPANY AND SUPPLIED BY TERPEL. With the signing of this Agreement, the COMPANY is required to acquire and TERPEL is required to deliver to the COMPANY the volume required pursuant to Annex No. 1.

FOURTH. DETERMINATION OF THE VOLUME TO BE SUPPLIED PER FLIGHT. The COMPANY will deliver to TERPEL every day in the morning, a copy of the itinerary of its flights. The amount of fuel to be deliver for each flight will be notified through a Fueling Order that will be delivered when performing the fueling operation.

FIFTH. DELIVERY, TITLE AND RISK OF LOSS. The receipt of the fuel by the COMPANY will be performed as follows:

TERPEL will carry out the delivery of the volume of fuel to aircraft scheduled to flight to the airports of Cali, Barranquilla, Rionegro, Cartagena, Simon Bolivar of Santa Marta, Palonegro of Bucaramanga, Camilo Daza of Cucuta, Los Garzones of Monteria, Yariguies of Barrancabermeja and Matecaña of Pereira, as requested by the COMPANY.

The title and risk of loss of the fuel will be transferred from TERPEL to the COMPANY as soon as it is delivered to the aircraft. It will be understood that a delivery has been made to the aircraft in any of the following events:

(i)	When the fuel goes through the adapter under the wing, or

(ii)	When the fuel goes through the fueling connection or hose on the wing, depending on the aircraft to be fueled. Thereafter, the COMPANY will be solely responsible for any detriment or loss.

SIXTH. TERPEL’S OBLIGATIONS. With the signing of this Agreement, TERPEL is required to:

a)	Have the infrastructure required to guarantee the supply to the COMPANY.

b)	Deliver to the COMPANY the volume of the Product that had been requested, taking into account the aspects of the COMPANY’s operation and consumption and maintenance requirements and other cases, except when acts of God or force majeure events prevent TERPEL from delivering the fuel. TERPEL will use its best efforts to minimize and mitigate the propagation of the event that gave rise to the force majeure. For the duration of TERPEL’s inability to provide the fuel due to force majeure events, the COMPANY may seek other suppliers to meet its operational needs without such situation entailing a breach to the exclusivity indicated in clause third.

c)	Guarantee the quality of the Products delivered.

d)	In case of a risk of shortage or events of actual shortage from TERPEL’s regular supply source, TERPEL shall act with utmost diligence to seek alternative supply sources and give the COMPANY first priority for deliveries of fuel to its aircraft, ensuring that none is left without the Product.

e)	Not use the name of the COMPANY, its trademarks or slogans without prior express authorization from the COMPANY. For business purposes, TERPEL may include the COMPANY in its customer list.

f)	Comply with the requirements of environmental standards and hold the COMPANY unharmed against such risks.

g)	Hold and maintain in force all licenses and permits that may be required by reason of its operation.

h)	Agree with the respective manager of the Airport, on the terms of the permits and authorizations required for meeting the supply under the conditions required by the COMPANY.

i)	Meet the safety, operational and quality standards required to the COMPANY by certifying and control entities, if the same are applicable to the process that TERPEL must develop due to the functions under its responsibility hereunder. The COMPANY and TERPEL will carry out the coordination that may be necessary to guarantee the fulfillment, disclosure and application of said standards. It is clarified that the quality standards referred to herein are specified in clauses Eleven and Twelve of the Agreement, in the event where there is an additional requirement by the COMPANY, it will be notified in writing to TERPEL, and the application thereof will be agreed between the parties.

j)	All those expressed in the Agreement, as well as those relating to the nature or that may be essential for this legal transaction.

SEVENTH. OBLIGATIONS OF THE COMPANY. With the signing of this Agreement, the COMPANY in required to:

a)	Receive from TERPEL the volume of fuel required for the supply of its aircraft, unless due to force majeure events invoked by the COMPANY that prevents it from accepting the delivery of the Products. The COMPANY will use its best efforts to minimize and mitigate the propagation that gave rise to the force majeure. Upon the cessation of the event that originated the COMPANY’S inability to receive the Products, the COMPANY will continue to be required to receive from TERPEL the Products necessary for the supply of its Aircraft and Equipment and to comply with all the obligations derived from the execution of the Agreement.

b)	Issue the Fueling Orders and supply TERPEL with information that allows to anticipate an increase or decrease in consumption.

c)	Pay the value of the supply within the deadlines agreed upon.

d)	Not use the name of TERPEL, its trademarks or slogans, without prior express authorization from TERPEL.

e)	The COMPANY will support TERPEL when so requested, in the coordination of all other suppliers that service the aircraft in order to carry out the fuel supply operation in a quick and safe manner.

f)	All those expressed in the Agreement, as well as those relating to the nature or that may be essential for this legal transaction.

EIGHTH. TERMINATION OF THE AGREEMENT DUE TO THE CANCELLATION OF TERPEL OR THE COMPANY’S OBLIGATIONS. In the event where TERPEL or the COMPANY’s operations are terminated by any cause at the airports listed in clause first of the Agreement, the terms and conditions of the same will be deemed terminated. TERPEL or the COMPANY as appropriate, may cancel its operations and withdraw from the airport without them having any further responsibility, provided that the withdrawing party notifies the other with an advance of not less than six (6) months, except in the case where the cancellation or withdrawal decision is due to a determination made by the Government, or the owner and/or manager of the airport, and that said decision requires the cancellation or withdrawal within shorter period.

In case that the decision to cancel the operation by the COMPANY us due to the transfer of its operation to another airport, the COMPANY will be required to give TERPEL first choice for it to be its supplier at the new airport so as to guarantee, at least, the consumption subject matter of this Agreement.

The termination of this Agreement shall not be produced in the case of a complete sale of assets, transformation or merger of the COMPANY.

NINTH. RESPONSIBILITY OF TERPEL AND THE COMPANY. With the signing of this Agreement, TERPEL will be responsible for all damages and losses caused to the COMPANY, its parent company, affiliates, subsidiaries and/or related companies of the same, as well as the employees, contractors and dependents of these and/or third parties, due to any action or omission incurred or contributed by TERPEL or any of its employees or dependents during the performance, or by reason of the total or partial performance of the Agreement, and is required to hold any such persons harmless against all claims, suits or any legal action that may arise. In the event where any of these is required to the payment of any sum of money by reason of the responsibility described herein, TERPEL is required to reimburse the appropriate amount, and in case the COMPANY has any sum of money outstanding in favor of TERPEL, it accepts that the COMPANY may deduct the corresponding amount from the value payable, upon submission of the invoices or billing statements.

The COMPANY will be responsible for any damages or losses caused to TERPEL, its parent company, affiliates, subsidiaries and/or related companies of the same, as well as the employees, contractors and dependents of these and/or third parties, due to any action or omission incurred or contributed by the COMPANY or any of its employees or dependents during the performance, or by reason of the total or partial performance of the Agreement, and is required to hold any such persons harmless against all claims, suits or any legal action that may arise. In the event where any of these is required to the payment of any sum of money by reason of the responsibility described herein, the COMPANY is required to reimburse the appropriate amount, upon submission of the invoices or billing statements.

The COMPANY shall not be responsible for and there will be no indemnification whatsoever for any damages or losses that the assets and personnel of TERPEL may suffer or any person under its responsibility or its assets, in the development of the tasks of this Agreement, unless such damages or losses are attributable to the COMPANY.

TENTH. GUARANTEES. TERPEL offers to maintain, pay on its own account and timely renew with an insurance company and under acceptable conditions in the opinion of the COMPANY, the following insurance policies:

a)	Performance: Its purpose is to guarantee all and each of the fuel supply obligations derived from this Agreement, for an amount equivalent to TEN percent (10%) of the total value of the annual supply. The estimated value of the supply for the first year is ONE HUNDRED FIFTY-NINE BILLION ONE HUNDRED SEVENTY-THREE MILLION TWO HUNDRED THREE THOUSAND FOUR HUNDRED SIXTEEN COLOMBIAN PESOS LEGAL TENDER ($159,173,203,416.00). Coverage must be in force for one year from the tenth (10) business day following the date of execution of this Agreement, and it must be renewed every year until covering the entire period for the supply of fuels in accordance with the validity established in clause second. The value of the policy will be recalculated by the COMPANY 30 days before its expiration. The bonded party will be TERPEL and AEROVIAS DEL CONTINENTE AMERICANO S.A. AVIANCA will be the insured party and beneficiary.

b)	Tort: For a value of FIVE HUNDRED MILLION DOLLARS (US$ 500,000,000) per claim, but in the aggregate with respect to ANV 52G civil and product liability, whose purpose is guaranteeing any damages or losses caused to the COMPANY and/or third parties due to the performance, nonperformance or undue performance of the supply. Coverage must be in force throughout the term of the Agreement and four (4) months more. The insured parties will be TERPEL and AEROVIAS DEL CONTINENTE AMERICANO S.A. AVIANCA and the beneficiaries will be any third parties affected.

PARAGRAPH: The value of the corresponding premiums shall be assumed by TERPEL and failure to pay will allow the COMPANY to apply the penalties described in the Agreement, or alternatively, to terminate the same unilaterally and on an early basis without generating any responsibility to the COMPANY for this event. The COMPANY may claim any damages caused by this termination to TERPEL.

Civil liability policies must name the COMPANY and other persons listed in this paragraph and must include a clause for the separation of interests, primary insurance and no right to contribution and a clause of no adverse material amendment or cancellation, with thirty (30) calendar days’ or ten (10) business days’ prior notice in the cases of war risks. TERPEL, as proof of having taken the aforementioned policies, will submit the same within a term not exceeding ten (10) business days, from the date of execution of the Agreement.

TERPEL must submit the renewal of the policies no later than 15 days before the expiry thereof.

Failure to have the policy required in paragraph b of this clause within five (5) business days following the signing of the Agreement, or the renewal of the same for subsequent periods, the COMPANY may take the policy on behalf and at the expense of TERPEL, who expressly accepts that the values paid by the COMPANY on account of the premiums will be deducted directly from the amount payable.

ELEVENTH. TECHNICAL SPECIFICATIONS OF THE FUEL. With the signing of this Agreement, TERPEL will acquire from ECOPETROL and provide to the COMPANY, the JET-A1 fuel with the specifications stipulated by standards ICONTEC 1899 (ATA Guidance Material for Aviation Fuel), NTC 4642 STORAGE, NTC 4643 SUPPLY latest update. In the event where the fuel fails to meet the previous specifications, the COMPANY will be released from the obligation to buy from TERPEL the fuel required at the places where such failure occurred, until the technical specifications of the fuel meet the aforementioned standards. If TERPEL is not capable of supplying the fuel acquired from ECOPETROL with the specifications offered, TERPEL will notify the COMPANY on the deviations of the product with respect to the conditions described and will allow the COMPANY to chose accepting or rejecting the fuel. The decision by the COMPANY regarding this situation will not involve any responsibility whatsoever to TERPEL.

It is understood that TERPEL will be responsible for carrying out with ECOPETROL the efforts aimed at resolving any differences as to the quality or specifications of the fuel according to the claims made by the COMPANY on the matter.

TERPEL will indicate, in the tickets of the different deliveries made of the Products, the following data: Density, product temperature at the time of fueling and time of delivery.

TERPEL may import the Product that is required to supply to the COMPANY provided it meets the specifications stipulated by standards ICONTEC 1899 (ATA Guidance Material for Aviation Fuel), NTC 4642 STORAGE, NTC 4643 SUPPLY latest update.

TWELFTH. QUALITY AND QUANTITY CONTROL OF THE PRODUCTS.

A) QUALITY CONTROL. TERPEL will fulfill the procedures and tests described and in the time periods specified in the FUEL PROCEDURE MANUAL of the COMPANY and in the QUALITY CONTROL MANUAL of TERPEL. Should there be any discrepancy, the most favorable Manual for the COMPANY will be applied.

Furthermore, if the Quality Assurance Department of the COMPANY so requires it, TERPEL will send the tests and/or analyses of the fuel (JET-A1) conducted at plants and Airports to guarantee that the products conforms to the specifications.

The tests and their frequency are as follows:

TYPE OF TEST	FREQUENCY
Complete Tests	For each Tender dispatch by the supplier.
Basic Tests	For each Tender received at the plant.
Shortened Tests	For each Tender received at the airport.

TERPEL will conduct appearance and water tests on the fuel on a daily basis, with the presence of the COMPANY’s maintenance representative.

The results and reports of the tests and/or analyses, including complete tests by ECOPETROL, will be available to the COMPANY at the plants and airports where TERPEL operates and will be provided when required and, in any case, those referring to complete and Millipore color tests made at the airports at least automatically. The COMPANY will be entitled at any time to take samples of the fuel (JET A-1) supplied, but such samples must be taken with the presence of TERPEL’s authorized representative.

B) QUANTITY CONTROL. The volumetric measurements submitted by TERPEL will be accepted by the COMPANY as proof the quantities delivered. TERPEL undertakes to maintain the gauges in perfect operational conditions calibrating them every six (6) months (NTC 4643 SUPPLY), it being understood that the COMPANY may verify at any time the calibration of the gauges used by TERPEL. Should the COMPANY have any claim due to variations registered by a gauge, TERPEL will perform the calibration with the presence of a representative from the COMPANY and if any failure in the calibration is verified, TERPEL will recognize to the COMPANY the appropriate percentage, deducting applying it to the volume delivered to the COMPANY by such gauge, rom the date of the last calibration until the date when it is calibrated again in presence of the COMPANY’s representatives, to the complete satisfaction of the same. Likewise, TERPEL will bear any transportation and support expenses, if any, incurred by two officials of the COMPANY, who will travel to the places where the supply services is provided to verify the proper calibration of the gauges, provided there had been any difference attributable to TERPEL.

THIRTEENTH. FUEL PRICE. During the period between the date of execution of this Agreement and November 30, 2012, fuel sale prices (“PF”) (JET-A1) for domestic and international lights of the COMPANY, will be those resulting from the sum of the following components:

Sale prices will be determined by the following formulae:

PF1 = (PE + MA) x TRM

or

PF2 = (PE * TRM) + DIF

Where:

PF1: Invoice price for the fuel (Colombian Pesos/Gallon) for airports Alfonso Bonilla Aragon of Cali, Ernesto Cortizzos of Barranquilla, Jose Maria Cordova of Rionegro and Rafael Nuñez of Cartagena.

PF2: Invoice price of the fuel (Colombian Pesos/Gallon) for airports Simon Bolivar of Santa Marta that established in Baranoa, Palonegro of Bucaramanga that established in Bucaramanga, Camilo Daza of Cucuta.

PE: Price established by ECOPETROL in each of the airports Alfonso Bonilla Aragon of Cali, Ernesto Cortizzos of Barranquilla, Jose Maria Cordova of Rionegro, Rafael Nuñez of Cartagena, and as detailed below for the following airports: Simon Bolivar of Santa Marta that established in Baranoa, Palonegro of Bucaramanga that established in Bucaramanga, Camilo Daza of Cucuta that established in Bucaramanga, Los Garzones of Monteria that established in Baranoa, Yariguies of Barrancabermeja that established in Bucaramanga and Matecaña of Pereira that established in Medellin (USD/Gallon).

TRM: Representative Market exchange rate on the date of delivery of the Product.

MA: Difference given by TERPEL for the domestic and international volume of the COMPANY at the airports Alfonso Bonilla Aragon of Cali, Ernesto Cortizzos of Barranquilla, Jose Maria Cordova of Rionegro, Rafael Nuñez of Cartagena, the value of which is 0.066 $USD/gallon in seven (7) days post-paid form or as established in clause fourteenth depending on the form of payment chosen by the COMPANY.

DIF: Difference given by TERPEL for the domestic and international volume of the COMPANY at the airports Simon Bolivar of Santa Marta, Palonegro of Bucaramanga, Camilo Daza of Cucuta, Los Garzones of Monteria, Yariguies of Barrancabermeja and Matecaña of Pereira which value is $2,950/gallon in seven (7) days post-paid form or as established in clause fourteenth depending on the form of payment chosen by the COMPANY.

FIRST PARAGRAPH: The price formula does not include the value of any fees, sums or contributions decreed by the National Government, by the civil Aviation Authority or those imposed by the operating company and/or concessionaire of the airports Alfonso Bonilla Aragon of Cali, Ernesto Cortizzos of Barranquilla, Jose Maria Cordova of Rionegro, Rafael Nuñez of Cartagena, Simon Bolivar of Santa Marta, Palonegro of Bucaramanga, Camilo Daza of Cucuta, Los Garzones of Monteria, Yariguies of Barrancabermeja and Matecaña of Pereira in addition to those existing at the date of execution of the Agreement, which, if decreed by the competent authorities, will increase the invoice price for the fuel.

SECOND PARAGRAPH: On the date of signing of the Agreement, there are no fees, sums or contribution decreed by the National Government or the Special Administrative Unit of Civil Aeronautics, or imposed by operating companies and/or concessionaires of the airports Alfonso Bonilla Aragon of Cali, Ernesto Cortizzos of Barranquilla, Jose Maria Cordova of Rionegro, Rafael Nuñez of Cartagena, Simon Bolivar of Santa Marta, Palonegro of Bucaramanga, Camilo Daza of Cucuta, Los Garzones of Monteria, Yariguies of Barrancabermeja and Matecaña of Pereira other than the payments derived from leasing agreements No. CC027-2007 for Barranquilla, No. CO-009-04 for Cali, No. 0221-CON for Rionegro and Concession Agreement SACSA 121/2007 for Cartagena, No. SM-AR-005-03 for Santa Marta, BG-AR-034-08 for Bucaramanga, No. CC-AR-033-08 for Cúcuta, No. MR-AR-002-06 for Monteria, No. EJ-AR-035-08 for Barrancabermeja and 2008068 for Pereira which, on the current value and projected increases, were included for the determination of the price of this Agreement until the last day of validity hereof.

THIRD PARAGRAPH: The difference of the airports Simon Bolivar of Santa Marta, Palonegro of Bucaramanga, Camilo Daza of Cucuta, Los Garzones of Monteria, Yariguies of Barrancabermeja and Matecaña of Pereira will be updated according to the annual variation percentage of the CPI for the period January-December of the year prior to the first day of January of each year.

FOURTH PARAGRAPH: When the monthly consumption of the airports Simon Bolivar of Santa Marta, Palonegro of Bucaramanga, Camilo Daza of Cucuta, Los Garzones of Monteria, Yariguies of Barrancabermeja and Matecaña of Pereira exceed the average expected in Annex No. 1 to this Agreement, the difference in fuel will be that established in said Annex No. 1 that is an integral part of this Agreement.

FOURTEENTH. INVOICING AND PAYMENTS. TERPEL must established in coordination with the COMPANY, a mechanisms for generating information containing the following data: Base, invoice number, gallons supplied, type of domestic or international operation, delivery ticket number, exchange rate and price per gallon. The payment of fuel for domestic and international flights will be as follows:

a.	TERPEL will invoice the consumption per airport every day to the COMPANY, according to the domestic and international destination and as per the terms of clause four of the Agreement, it will send all corresponding invoices on a daily basis including delivery tickets, which must at least contain the following information: Date, airplane, amount supplied, flight number, base, time of supply, temperature and density of the Product and the signature of a representative of the COMPANY.

b.	TERPEL will send account statements to the COMPANY monthly in arrears and within the first five (5) calendar days of the following months, the statement of invoices delivered by TERPEL and outstanding, information that will be sent to the following email genconciliaciones@avianca.com. The report must be in an Excel file, with the following information as a minimum: provided such information can be obtained from the system currently used by TERPEL: (i) Complete business name of TERPEL; (ii) TIN; (iii) invoice numbers; (iv) date of issue of invoices; (v) date of filing of invoices; (vi) value of the invoices before and after taxes; and (vii) date of expiry of invoices, as well as any modification to the data of TERPEL, such as its address, name of the legal representative of the COMPANY.

c.	The COMPANY will have a period of seven (7) calendar days to make the payment from the date of the invoice. If the amounts owed have not been paid after ten (10) calendar days from the supply, subsequent supplies will be suspended.

FIFTEENTH. UNFUELING OF AIRCRAFT. TERPEL is required to provide at no cost for the COMPANY, the unfueling service of aircraft only at the airports El Dorado of Bogota, Terminal Puente Aereo of Bogota and Jose Maria Cordova of Rionegro, at night operating times.

The unfueling is divided into two (2) categories:

1. Return of the fuel to TERPEL. TERPEL will prepare the unfueling tickets, which must include the same information as delivery tickets (date, registration, unfueled volume, airport, signatures, etc.) and will append them to the corresponding credit note in favor of the COMPANY. Such credit note must differentiate the value of the fuel unfueled at the price prevailing at the place and time of unfueling.

2. In the event where the unfueled fuel fails to meet quality parameters, it will be downgraded to ground fuel (Diesel) and in this case, TERPEL will prepare the credit note corresponding to the price of Diesel prevailing at the place and time of unfueling. The transportation cost of unfueled fuel from the airport to the supply plant will be borne by the COMPANY.

SIXTEENTH. TECHNICAL ASSISTANCE. TERPEL is required to provide, free of cost, technical and training assistance to personnel designated by the COMPANY, on the management and quality control of the fuel subject matter of this Agreement, when so required by the COMPANY and upon an agreement between the parties. Likewise, the COMPANY will provide at no cost, technical and training assistance to TERPEL’s personnel in the operation, transit and circulation, signage and safety for the supply of fuel to its aircraft and the operation at the platform.

SEVENTEENTH. FORCE MAJEURE. Neither TERPEL nor the COMPANY will be liable for delays or complete or partial failures to comply with the obligations under their responsibility derived from the execution and performance of this legal transaction, due to the occurrence of any unforeseeable and unavoidable events that according to the Colombian law constitute force majeure or acts of God. For the purposes of the Agreement, the following events, among others, are understood as such: Deficiencies or interruptions in the sea, river or ground transportation of fuel or through pipelines, beyond TERPEL’s control; strikes or stoppages when the cause thereof is beyond TERPEL’s control; mutinies or revolutions, recognized or de facto political or administrative acts from the government, compliance with requests or orders from authorities, expropriation, confiscation or nationalization, restrictions in production or import of crude oil or fuel by the government or ECOPETROL, rationing or imposition of fees by the government or any of its instrumentalities, accident of aircrafts or vehicles that interrupt the provision of the service due to their magnitude, provided this is beyond the control of the COMPANY.

If TERPEL is unable to make timely deliveries of the fuel requested by the COMPANY in accordance with this Agreement, due to force majeure or acts of God, the COMPANY will be entitled to make other arrangements to purchase the same in the amounts required until TERPEL is able to make deliveries again when required by the COMPANY. The COMPANY will be entitled to use the fuel purchased from any other person other than TERPEL to use it during the time when TERPEL was unable to provide it before resuming fuel purchases made from TERPEL. In force majeure events of acts of God with respect to the COMPANY, it will not be required to purchase fuel form TERPEL. TERPEL guarantees that irrespective of the cause why at any given time it is incapable of providing the fuel, if there is a shortage in any supply source that renders TERPEL unable to meet its formal commitments subject matter of this Agreement, TERPEL will use its best efforts and will provide all information available for the fees that may be established by the competent authority to be established on a fair and reasonable basis.

EIGHTEENTH. PENALTIES. When by fault exclusively attributable to TERPEL or its personnel or subcontractors, according to the operative procedures indicated in Annex No. 2, there is a delay in the departure of an aircraft, the COMPANY may deduct from the value payable, either as a prepayment or as an installment, on the basis of the value for the consumption of the day when the delay occurred, the following percentages:

MAIN AIRPORTS

a)	For each delay in the departure of the aircraft of less than or equal to twenty (20) minutes at the airport Alfonso Bonilla Aragon of Cali, Ernesto Cortizzos of Barranquilla, Jose Maria Cordova of Rionegro and Rafael Nuñez of Cartagena, twenty percent (20%) of the value of the fuel for the flight in respect of which the delay occurred.

b)	For each delay in the departure of the aircraft of less than or equal to forty (40) minutes and greater than twenty (20) minutes at the airport Alfonso Bonilla Aragon of Cali, Ernesto Cortizzos of Barranquilla, Jose Maria Cordova of Rionegro and Rafael Nuñez of Cartagena, thirty percent (30%) of the value of the fuel for the flight in respect of which the delay occurred.

c)	For each delay in the departure of the aircraft of less than or equal to sixty (60) minutes and greater than forty (40) minutes at the airport Alfonso Bonilla Aragon of Cali, Ernesto Cortizzos of Barranquilla, Jose Maria Cordova of Rionegro and Rafael Nuñez of Cartagena, forty percent (40%) of the value of the fuel for the flight in respect of which the delay occurred.

d)	For each delay in the departure of the aircraft greater than sixty (60) minutes at the airport Alfonso Bonilla Aragon of Cali, Ernesto Cortizzos of Barranquilla, Jose Maria Cordova of Rionegro and Rafael Nuñez of Cartagena, seventy percent (70%) of the value of the fuel for the flight in respect of which the delay occurred.

REGIONAL AIRPORTS

a)	For each delay in the departure of the aircraft of less than or equal to twenty (20) minutes at the airport Simon Bolivar of Santa Marta, Palonegro of Bucaramanga, Camilo Daza of Cucuta, Los Garzones of Monteria, Yariguies of Barrancabermeja and Matecaña of Pereira, ten percent (10%) of the value of the fuel for the flight in respect of which the delay occurred.

b)	For each delay in the departure of the aircraft of less than or equal to forty (40) minutes and greater than twenty (20) minutes at the airport Alfonso Bonilla Aragon of Cali, Ernesto Cortizzos of Barranquilla, Jose Maria Cordova of Rionegro and Rafael Nuñez of Cartagena, fifteen percent (15%) of the value of the fuel for the flight in respect of which the delay occurred.

c)	For each delay in the departure of the aircraft of less than or equal to sixty (60) minutes and greater than forty (40) minutes at the airport Alfonso Bonilla Aragon of Cali, Ernesto Cortizzos of Barranquilla, Jose Maria Cordova of Rionegro and Rafael Nuñez of Cartagena, twenty percent (20%) of the value of the fuel for the flight in respect of which the delay occurred.

d)	For each delay in the departure of the aircraft greater than sixty (60) minutes at the airport Alfonso Bonilla Aragon of Cali, Ernesto Cortizzos of Barranquilla, Jose Maria Cordova of Rionegro and Rafael Nuñez of Cartagena, thirty-five percent (35%) of the value of the fuel for the flight in respect of which the delay occurred.

These penalties will be applied notwithstanding the right of the COMPANY to terminate the Agreement and claim for any duel proven additional damages or losses that may have been caused.

NINETEENTH. BREACH. Both TERPEL and the COMPANY may terminate this Agreement by the failure to comply with any of the obligations under TERPEL or the COMPANY responsibility, an event that may only be argued by the party in compliance, provided the breach of the obligation had not been remedied within thirty (30) calendar days following the receipt of the written notice of the same.

PARAGRAPH: The early termination of the business relation by breach of either party, will give rise to the party terminating the Agreement, to charge the party in default, by way of indemnification, a sole amount equivalent to multiplying the value of the difference offered by TERPEL in each of the airports, by the volume missing to complete the volumes estimated (Annex No. 1) as the sole amount and previous assessment of the damages if the relation is terminated before reaching the volume estimated.

Said amount will be enforceable by means of this Agreement signed by the Parties.

TWENTIETH. ASSIGNMENT OF THE AGREEMENT. The benefits and obligations derived from the execution and performance of this Agreement cannot be assigned, completely or partially, by neither Party without the prior written consent from the other, but it is previously accepted that they may be assigned in the event of the complete sale of assets, transformation or merger of any of the Parties. The liquidation or settlement or economic restructuring process of the COMPANY or TERPEL, will terminate this Agreement on an early basis, without this being considered as a breach unless such early termination is not allowed by the applicable legal rules.

TWENTY-FIRST. INDEPENDENCE. TERPEL represents and warrants that it is not and will not act in any case as a representative, agent, intermediary or principal of the COMPANY, Consequently, it will only acquire the obligations set out in this legal transaction once the Agreement has been signed. TERPEL represents and warrants that will not enter into any act or contract on behalf or in representation of the COMPANY.

TWENTY-SECOND. AUTONOMY. TERPEL and the COMPANY will perform the obligations derived from the Agreement using their own means, with complete freedom and technical, economic and financial autonomy, without any subordination of any kind from one to the other. In this regard, the Parties accept that they are not attorneys in fact, representatives or partners, or associates in joint accounts, and that neither them nor the personnel related to them will be considered at any time as bound to the other by any contractual or employment relation. Accordingly, each of the Parties will assume the responsibilities imposed by the law in relation to their own or affiliated personnel used for the performance of the obligations derived from the Agreement, which for all intents and purposes will be considered as contractually and exclusively related to the other, and in relation to these persons, there may not be any legal or contractual dependence or subordination of any kind to the other Party. In the event where TERPEL or the COMPANY is required to pay any sum originated from the responsibility of the other Party, the Party making such payment, notwithstanding the legal penalties established in its favor, may deduct or invoice, as the case may be, the value paid.

TWENTY-THIRD. STAMP TAX. No stamp tax is generated with the signing of this Agreement in pursuance with Law 1111/2006 and paragraph 2 of Article 519 of the Colombian Tax Code. However, if the stamp tax is generated by any reason, it will be proportionately assumed by the Parties, as well as the penalties that may be applicable in relation thereto.

TWENTY-FOURTH. DISPUTE RESOLUTION. Any dispute or difference relating to the execution, performance and liquidation of this Agreement, will be firstly resolved between the Parties by direct settlement. Upon the occurrence of an event originating a dispute, either Party may take the initiative to send to the other, no later that within the following 3 days, a notice of the commencement of the direct settlement stage. If the dispute has not been resolved one calendar month after the notice of the commencement of the direct settlement stage, any Party will be free to go to an arbitration tribunal that will be subject to the rules of the Arbitration and Conciliation Center of the Bogota Chamber of Commerce according to the following rules: i) The Arbitration Tribunal will be composed of three (3) arbitrators, who must be certified attorneys at law and will be appointed by the parties by mutual agreement. For this purpose, the Party requesting the arbitration tribunal will inform the other in writing on this event to be designated by the Parties by mutual agreement at four in the afternoon (4:00 p.m.) on the following fifth (5) business day (Saturdays will not be taken into account) at the offices of the COMPANY. In the event where any of the Parties does not designate the arbitrator corresponding to it, the arbitrators that have not been elected or designated will be appointed by the Bogota Chamber of Commerce from the list of arbitrators registered in such Chamber of Commerce.

ii)	The Tribunal will decide according to law.

iii)	The fees, costs and expenses caused in instances of the Arbitration, will be borne by the defeated party and the fees and expenses associated with the enforcement of the arbitration award will be paid by the Party against which the decision is rendered.

iv)	The Tribunal will be based in the city of Bogota.

v)	The Tribunal will rule in the city of Bogota.

TWENTY-FIFTH. CONFIDENTIALITY. This Agreement and its conditions and terms are confidential, therefore, neither Party may, without the prior written consent from the other, communicate or disclose to any third party, the existence or contents of the same or any other information obtained by reason of the execution of performance thereof, except to its executives and directors, legal and financial counselors, auditors, insurance brokers and/or insurers, or when: (a) the information is requested by a court or administrative order from any competent authority; (b) is disclosed in accordance with any enforceable law or regulation; or (c) is disclosed according to a legal requirement from any competent authority, and which the disclosing party is required to comply with. Notwithstanding the foregoing, the Parties may share without the need of prior authorization, the information contained in this Agreement or any other additional information obtained by reason of the execution of performance of the same with its holding company and/or the holding company of the latter and/or with the companies controlled by it and/or with the companies that are under common control with any of these, including the executives and directors, legal and financial counselors, auditors, underwriters, insurance brokers and/or insurers of each of them.

In the event where any of the Parties is required through an administrative or judicial resolution issued by a competent authority, to disclose any confidential information, it must notify the other on such situation within the following five (5) business days from the date of receipt of such notification, for the other to be able to perform any such acts that may be desirable in its opinion, including obtaining any adequate protective order, cautionary measures or other appropriate remedy to prevent the disclosure of the confidential information required, and must indicate to the requiring authority that pursuant to the terms of this Agreement, it is obliged to comply with a duty of confidentiality.

FIRST PARAGRAPH: For the purposes of this Agreement, Confidential Information means any information referring to the business or properties of the Parties, which is verbally, in writing or otherwise delivered or made available to any of the Parties for the purposes provided for herein. Confidential Information is also understood as that which may be known by the Parties during conversations, discussions, or any third party related to the execution and performance of the Agreement.

For the purposes of this Agreement, the following information will not be considered as Confidential Information:

a)	That which the Parties have proven to be aware of on the date of disclosure under this Agreement;

b)	That which is publicly known at the time of being disclosed by any of the Parties, insofar as this is not caused by any action or omission of either Party.

c)	That provided to any of the Parties by third parties that are not bound to keep it in confidence, without this constituting a breach to this Agreement.

d)	That which disclosure is required by any law, order, decree, regulation, judicial resolution or decision from any competent governmental entity.

The Parties are required to maintain the Confidential Information in strict confidence and are obliged to not sale, exchange or transfer the Confidential Information in any way and on any account. Likewise, the Parties are required to not publish or reveal the Confidential Information in any way to any person or entity, on any medium, including photocopies, faxes or any other kind of reproduction, without prior written authorization from the other Party.

SECOND PARAGRAPH: the Parties may disclose the Confidential Information to an Affiliate, without prior written authorization from the other Party. In this case, before disclosing the Confidential information, the disclosing Party must obtain a strict written confidentiality and nondisclosure commitment to ensure at least the same guarantees, with respect to the preservation of the confidentiality of the Confidential Information, that those contained in this Agreement. To this end, an “Affiliate” will be understood as any corporation or legal person where the Parties hold an interest equal to or greater than 50% or any corporation or legal person that has an interest equal to or greater than 50% in any of the Parties, or any legal person that: (a) directly or indirectly controls either Party, (b) is directly or indirectly controlled by the same legal person that controls either Party, or (c) is directly or indirectly controlled by either Party. For the purposes of this clause “Control” is understood as the ownership, directly or indirectly, of more than 50% of the share capital with voting rights, that allows the person or entity exercising the same to prevail in all decisions taken at a meeting and, in particular, in the election of directors.

The Parties will be responsible for ensuring that the persons or entities referred to above will maintain the Confidential Information in strict confidence and will not disclose, sell, exchange or transfer it in any way or on any other account. Each Party will be responsible for any direct damages caused to the other Party and/or to its Affiliates, as a direct consequence of the breach of the confidentiality obligation agreed upon herein. Neither Party will be responsible, in an action initiated by one against the other, for any especial, indirect or consequential damages resulting or emerging from this Agreement, including but not limited to, loss of profits and business interruptions.

The Confidential Information will continue to be owned by each of the Parties, being these able to request its return at any time, having to notify the other Party in writing. Within a period of five (5) calendar days from the receipt of such notice, the Party will return all written and electronic originals, copies and reproductions in its possession and will formally request the destruction of the Confidential Information held by the persons to whom it disclosed the aforementioned information.

The Parties represent and warrant that they are entitled and have the authority to disclose the Confidential Information to the other Party. The Confidential Information provided under the terms of this Agreement is the best information available to the Parties, reason why they do not guarantee, expressly or implicitly, the quality, accurateness or integrity of the Confidential Information revealed, a circumstance that is known and accepted by the Parties, as well as the inherent risk of errors in the acquisition, processing and interpretation of said information.

The Parties are obliged to keep in confidence all the information and documents related to the development and performance of this Agreement for a term of three (3) years from the date of execution.

TWENTY-SIXTH. CONTRACTUAL DOMICILE. For all legal intents and purposes, the contractual domicile will be the city of Bogota D.C.

TWENTY-SEVENTH. STATEMENT OF THE LAWFUL ORIGIN OF ASSETS AND LACK OF RECORDS OR INVESTMENT RISKS FOR UNLAWFUL ACTIVITIES.

The Legal Representatives of TERPEL and the COMPANY, acting on their own behalf as natural persons, and as legal representatives for TERPEL and the COMPANY, to the best of their knowledge and on the basis of good faith, as they have carried out the inquiries that are reasonably in their reach, make the following statements, that must be held as valid for the entire term of the Agreement.

First: That the assets that comprise the assets of TERPEL and the COMPANY, as well as the assets of the partners, shareholders, legal representatives or managers of TERPEL and the COMPANY, do not directly or indirectly come from the exercise of activities considered unlawful, and have not been used as means or instruments for committing the same, as established in the following provisions: Law 190/1995, whereby rules aimed at preserving the morality in the public administration are issued and other provisions are set in order to eradicate administrative corruption; Law 747/2002, whereby reforms to the Criminal Code are established, which typifies Asset Laundering; Law 1121/2006, whereby rules are issued for the prevention, detection, investigation and penalization of terrorism financing and other provisions are issued; and Law 360/1986, whereby the National Drug Code is adopted and other provisions are issued; as well as any other amending, supplementing or clarifying rules.

Second: That in respect of which there are not and they are not aware of, in relation to each of the persons mentioned above, of the existence of records of definitive penalties or the existence of ongoing investigations, as a consequence of legal actions of a civil, criminal, administrative or fiscal nature or processes of any sort by Colombian or foreign authorities, related to the unlawful activities described above, and that testify that on the date of execution of this Agreement, none of the abovementioned parties have negative records in national or international asset laundering or terrorism financing lists.

Third: That in the event where provisions are issued that typify new unlawful conducts with respect of which the COMPANY or TERPEL requires a statement with a similar scope to that of the foregoing statements, it shall timely proceed to make it as required.

Fourth: That with the signing of this Agreement they accept the previous statements and in the event where the COMPANY or TERPEL is aware by any means that the same have ceased to be valid, with respect to the COMPANY or TERPEL from any of the persons mentioned, or in the event of a refusal to make a statement with a similar scope regarding new conducts typified as unlawful, it will be understood that the COMPANY or TERPEL are empowered to unilaterally terminate this Agreement on an early and justified basis without the payment of any indemnification in their favor or in favor of such persons, and under the responsibility of the COMPANY or TERPEL.

TWENTY-EIGHTH. BUSINESS ETHICS AND CONFLICTS OF INTEREST OF TERPEL. Based on the best practices for the prevention of corruption in the applicable legal rules, the COMPANY declares:

1. That for the purposes of this document, a Public Official is any person that is employed, provides its services directly or indirectly or represents a government or power (either executive, legislative or judicial), or a national state agency or entity or an international public agency; or any candidate to a political position or any representative of a political party, provided that in any of the previous cases the person or entity with whom any action must be carried out or intervene by reason of the performance of the purpose of this Agreement refers to a Public Official.

2. That it has not performed or taken part, and it does not have evidence that any of its main shareholders, managers, employees or any other persons works representing the same (including, with no limitation, one of its affiliates or subordinates, contractors, subcontractors, consultants) has performed or has taken part, either directly or indirectly, in:

(i)	A Prohibited Payment, with respect to this Agreement, which is defined as any offer, gift, payment, promise to pay or authorization to pay any sum of money or anything valuable, with the purpose of: (a) have influence on any act or decision of the Public Official in his official capacity, (b) induce the Public Official to perform or omit any act in violation of his lawful duty, (c) obtain any improper advantage, (d) induce the Public Official to use his influence with a government or any of its instrumentalities to affect or have influence over any act of said government or instrumentality in order to assist in obtaining anything in relation to this Agreement.

(ii)	A Prohibited Transaction with respect to this business relation, the definition of which includes the following:

a.	Receive, transfer, transport, retain, use, structure, deviate or conceal the proceeds of any unlawful activity, including fraud and the bribing of any Public Official;

b.	Take part or finance or fund, facilitate or grant donations to any person, activity or organization involved with terrorism;

c.	Participate in any transaction or conduct business in any other way with a person or entity included in any prohibitive or restricting list issued by any national or international governmental entity with respect to money laundering, terrorism financing, drug trafficking or economic or weapons embargoes.

(iii)	That it has received a copy of TERPEL’s Code of Conduct and agrees that its actions will be subject to the principles indicated in said Code.

(iv)	That neither it nor its employees, contractors, subcontractors or attorneys in fact are Public Officials.

During the performance of this Agreement the COMPANY is required to:

1.	Not make and take reasonable steps to prevent Prohibited Payments or Prohibited Transactions or payments for bribing purposes to be made directly or through its employees or through a third party.

2.	To immediately report to TERPEL any Prohibited Payment or Prohibited Transaction it is aware of.

3.	That it will carry out a due diligence process, according to the circumstances, regarding the reputation of contractors, subcontractors, attorneys in fact or representatives employed for performing tasks in the development of this Agreement.

The Parties agree that any failure to comply with these provisions will entitle TERPEL to terminate this Agreement as well as any other that the COMPANY has entered into with TERPEL on an early basis, with no indemnification whatsoever. In this case TERPEL will only pay to the COMPANY the sums of money corresponding to services that have been already provided.

The COMPANY will be responsible for any damage or loss in favor of TERPEL pursuant to any applicable laws.

TWENTY-NINTH. AVIANCA’S POLICY ON CONFLICTS OF INTEREST. During the term of this Agreement, each Party will use utmost diligence and care to prevent any action that may result in a conflict of interest with AVIANCA and/or any of its subsidiaries.

AVIANCA will not allow or accept negotiations of its contractors or contracting parties, as applicable, with any director, employee or third party related to the COMPANY and/or any of its subsidiaries, whatever their level may be, in the event where any of them and/or their spouse and/or permanent companion and/or family member until the fourth degree of consanguinity, second of affinity or first by adoption, have a direct or indirect interest in the properties of their contractor or contracting party, as the case may be.

Unless the conflict is revealed by the contractor or contracting party and AVIANCA has given express authorization therefor, it will be understood that the existence of such conflict may cause the decision to unilaterally terminate the Agreement on a justified basis without any indemnification whatsoever.

Similarly, the contractor or contracting party, as the case may be, must take into account that: AVIANCA does not authorize its directors, employees or related third parties and/or directors, employees or related third parties from any of its subsidiaries, to accept from its contractor or contracting party, as applicable, either directly or through any other person, payments, services, loans, retributions of any kind or benefits other than those purely related to advertisement or universally accepted in a business environment.

For the purposes of the interpretation of this clause, the following concepts are defined below:

Directors are the persons who hold the position of member of the Board of Directors, President, Vice-presidents, Human Resource Business Manager, General Secretary or whoever exercises legal representation functions.

Employees are any persons that are enrolled through an employment agreement.

Related thirds parties are any natural persons, other than directors and employees, that while are at the service of any third party contractor or supplier of goods or services for AVIANCA and/or any of its subsidiaries, performs operational, technical, administrative or business support functions for the benefit of AVIANCA and/or any of its subsidiaries.

AVIANCA’s subsidiaries are: Avianca Inc., Aviation Leasing Services (ALS), Investments S.A., Aviation Leasing Services (ALS) Inc., International Trade Marks Agency Inc. and Latin Logistics LLC and those that may be established in the future.

THIRTIETH. TERPEL’S POLICY ON CONFLICTS OF INTEREST. A conflict of interest is understood by the Parties as any situation derived from the inability to simultaneously satisfy two interests, namely that from the manager of a company as this term is defined in the law and that from the company managed, either because the interest is from the manager or a third party with which the manager as any relation. This is, when there is any personal or business interest that interferes or affects his independent judgment and objectivity in relation to the best interests of the company managed. According to the foregoing, with the execution of this Agreement the COMPANY declares the following under oath:

a)	That neither the COMPANY not its partners, legal representative(s), directors, members of the board of directors, have degrees of consanguinity to the fourth (4) degree, or affinity to the second (2) degree or fist (1) by adoption, with any of the legal representative(s), or members of the board of directors of Organizacion Terpel S.A.

b)	That it is aware of and understands the regulations provided for in the Colombian law with respect to conflicts of interest.

c)	That it has studied the previous provisions and any factual circumstances to guarantee that neither the COMPANY nor its partners, legal representative(s), directors, members of the board of directors violate the provisions of this clause and that its performance, liquidation or termination or any other relation that it has had with TERPEL will not be infringed during the negotiation stage prior to the execution of this Agreement, or during the execution of this Agreement.

d)	That in case of being involved in any conflict of interest, this event was previously informed in writing to TERPEL’s Aviation and Maritime Management, i.e., that it was revealed by the COMPANY and known by TERPEL, so that the contracting made with the COMPANY was subject to the rigorous process established by TERPEL.

e)	That in the event where the COMPANY or its legal representative(s), directors, members of the board of directors, at any time, are involved in any of the cases described in this clause, not having previously served the notice referred to in the above subsection, the COMPANY authorizes TERPEL to terminate this Agreement or any other contractual relationship existing by breach of this duty of information and transparency.

In witness whereof, it is signed in the city of Bogota on November 1, 2010.

AEROVIAS DEL CONTINENTE AMERICANO S.A., AVIANCA.

/s/ ELISA MURGAS DE MORENO
ELISA MURGAS DE MORENO
I.D. No. 41.614.534 issued in Bogota Second Alternate of the President

ORGANIZACION TERPEL S.A.

/s/ SYLVIA ESCOVAR GOMEZ
SYLVIA ESCOVAR GOMEZ
I.D. No. 51.615.762 issued in Bogota Alternate Legal Representative

Rectangular Wet Ink Stamp

RECORD OF NOTIFICATION AND APPEARANCE

SEVENTY-THIRD NOTARY PUBLIC OF THE BOGOTA CIRCUIT

Before this Notary Public appeared Elise Murgas de Moreno, identified with I.D. No. 41.614.534 issued in Bogota, who stated that the signature appearing in this document belongs to her that that the contents of the same are true.

/s/ Hector Cortes Diaz

Bogota D.C., January 11, 2011

Circular Wet Ink Stamp

REPUBLIC OF COLOMBIA

SEVENTY-THIRD NOTARY PUBLIC

Hector Cortes Diaz

Notary Public

ANNEX No. 1

DELIVERY AIRPORT, ESTIMATES VOLUMES, PERCENTAGES AND PRICES

Seller: Organizacion Terpel S.A.

Buyer: Aerovias del Continente Americano S.A. Avianca

Fuel: JET A1 in American gallons

Term of the supply: from July 1, 2010 until November 30, 2012.

1. MAIN AIRPORTS:

Airport:	Cali – Alfonso Bonilla Aragon
Rionegro – Jose Maria Cordova
Barranquilla – Ernesto Cortizzos
Cartagena – Rafael Nuñez

Airport	Estimated Volume (USG)	Formula
Cali	22,517,494	PF = (PE + MA) * TRM
Barranquilla	12,043,646	PF = (PE + MA) * TRM
Rionegro – Medellin	17,188,131	PF = (PE + MA) * TRM
Cartagena	15,327,179	PF = (PE + MA) * TRM

Where:

PF: Invoice price of fuel (Colombian Pesos/Gallon).

PE: Price established by ECOPETROL at each of the airports of Cali, Barranquilla and Rionegro (USD/Gallon).

TRM: Market exchange rate at the time of delivery of the Product.

MA: Difference given by TERPEL for the domestic and international volume of the COMPANY at the airports of Cali, Barranquilla and Rionegro and whose value is USD 0.066/gal according to 7-day credit option.

2. REGIONAL AIRPORTS:

Airport:	Simon Bolivar – Santa Marta
Palonegro – Bucaramanga
Camilo Daza – Cucuta
Los Garzones – Monteria
Yariguies – Barrancabermeja
Matecaña – Pereira

Airport	Estimated Volume (USG)	Formula	Applicable Product
Santa Marta	2.390.351	PF = (PE + MA) * TRM	Baranoa
Bucaramanga	1.757.512	PF = (PE + MA) * TRM	Bucaramanga
Cucuta	1.419.169	PF = (PE + MA) * TRM	Bucaramanga
Monteria	1.181.716	PF = (PE + MA) * TRM	Baranoa
Barrancabermeja	439.514	PF = (PE + MA) * TRM	Bucaramanga
Pereira	1.709.847	PF = (PE + MA) * TRM	Medellin

Where:

PF: Invoice price of fuel (Colombian Pesos/Gallon).

PE: Price established by ECOPETROL at each of the airports of Cali, Barranquilla and Rionegro (USD/Gallon).

TRM: Market exchange rate at the time of delivery of the Product.

MA: Difference given by TERPEL for the domestic and international volume of the COMPANY at the airports of Simon Bolivar of Santa Marta, Palonegro of Bucaramanga, Camilo Daza of Cucuta, Los Garzones of Monteria, Yariguies of Barrancabermeja and Matecaña of Pereira and whose value is USD $2,980/gallon in 7 days post-paid form.

3. ADDITIONAL CONSUMPTION IN REGIONAL AIRPORTS:

When the monthly consumption of the airports Simon Bolivar of Santa Marta, Palonegro of Bucaramanga, Camilo Daza of Cucuta, Los Garzones of Monteria, Yariguies of Barrancabermeja and Matecaña of Pereira exceed the average expected in Annex No. 1 to this Agreement, the fuel difference for incremental volumes will be as follows:

Airport	Formula	Applicable Product	DIF
Santa Marta	PF = (PE + MA) * TRM	Puente Aranda	0.072 USD/gal
Bucaramanga	PF = (PE + MA) * TRM	Puente Aranda	0.072 USD/gal
Cucuta	PF = (PE + MA) * TRM	Puente Aranda	0.072 USD/gal
Monteria	PF = (PE + MA) * TRM	Puente Aranda	0.072 USD/gal
Barrancabermeja	PF = (PE + MA) * TRM	Puente Aranda	0.072 USD/gal
Pereira	PF = (PE + MA) * TRM	Medellin	0.15 USD/gal

Where:

PF: Invoice price of fuel (Colombian Pesos/Gallon).

PE: Price established by ECOPETROL.

TRM: Market exchange rate at the time of delivery of the Product.

MA: Difference given by TERPEL for the domestic and international volume of the COMPANY at the airports in 7 days post-paid form, or as established in clause fourteenth depending on the form of payment chosen by the COMPANY.